Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the14th day of June, 2013 (the “Effective Date”) between Univar Inc., a Delaware corporation (“Univar”), and Warren T. Hill (“Executive”).

RECITALS

A. Univar is engaged in the chemical distribution business.

B. Since 1985, Executive has been employed by Univar (or Univar USA Inc., a Washington corporation and wholly-owned subsidiary of Univar) in various capacities, most recently as Univar’s Executive Vice President, Industry Relations.

C. Executive and Univar are parties to the Employment Agreement, dated May 31, 2007, as amended by Amendment 1 to the Employment Agreement, dated October 11, 2007 (collectively, the “Prior Agreement”).

D. Univar wishes to continue to employ Executive, and Executive wishes to continue to be employed by Univar, in accordance with the terms and conditions set forth in this Agreement.

E. Univar and Executive intend and agree that, as of the Effective Date, this Agreement shall supersede in its entirety the Prior Agreement and any other prior agreements between the parties, with the exception of the Employee Stock Option Agreement between Univar and Executive, dated March 28, 2011 (the “Stock Option Agreement”), which shall remain in full force and effect.

F. By executing this Agreement, Executive fully waives any rights he might otherwise have had pursuant to the Prior Agreement and acknowledges and agrees that the covenants in this Agreement constitute sufficient consideration for such waiver. Accordingly, Executive agrees and acknowledges that, by entering into this Agreement, Executive is expressly consenting to the changes to the terms and conditions of his employment as set forth herein and waiving any right he might otherwise have had to terminate his employment with Univar for “Good Reason,” pursuant to and as defined in Section 5.1.2 of the Prior Agreement, as a result of those changes, as well as any right to notice of termination and/or automatic renewal of the Prior Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree as follows:

1. Employment. As of the Effective Date, Univar hereby agrees to employ Executive, and Executive agrees to be employed by Univar, as its Executive Vice President, Supplier Relations. Executive will report directly to the Chief Executive Officer of Univar or such other persons as may be designated by the Chief Executive Officer or the Univar Board of Directors (the “Board”) from time to time. Executive agrees to serve in the assigned position or in such other senior officer capacities as may be requested from time to time by Univar. Executive agrees to perform diligently and to the best of Executive’s abilities the duties and services pertaining to such position as reasonably determined by Univar, as well as such additional or different duties and services appropriate to such positions which

Warren T. Hill Employment Agreement

Executive from time to time may be reasonably directed to perform by Univar. Executive shall follow the reasonable instructions of Executive’s manager and will comply in all material respects with all rules, policies and procedures of Univar as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term of Employment. Employment under this Agreement shall be terminable at-will, and, in such case either Executive or Univar may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Agreement, and without notice, subject to the requirements set forth in Section 5. Any termination of Executive’s employment by Executive or Univar (other than death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Agreement.

3. Compensation. For the duration of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following subparagraphs and subject to applicable withholdings and deductions:

3.1 Salary. Executive shall be paid a gross salary at the rate of $450,000 per year (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment, payable in equal installments in accordance with Univar’s normal payroll practices. Univar may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors, including roles and responsibilities, and may determine in its sole discretion whether any increase in salary shall be made.

3.2 Annual Bonus. Univar will provide Executive with the opportunity for annual cash bonus awards in accordance with its management incentive plans and the financial performance targets set for Executive thereunder (“Annual Bonus”), with a target amount equal to 80% of the Annual Base Salary (the target bonus as a percentage of Annual Base Salary, as in effect from time to time, is hereinafter referred to as the “Target Bonus”) and a maximum Annual Bonus equal to 160% of the Annual Base Salary. Any Annual Bonus payable thereunder shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates. For the calendar year 2013, Executive shall be eligible for a bonus pursuant to the terms of the 2013 Management Incentive Plan, calculated as follows. For that portion of the calendar year that precedes the Effective Date, such bonus, if any, shall be calculated based on the target bonus amount of 100% and the annual base salary of $575,000 (both as in effect prior to the Effective Date), and for that portion of the year that includes and follows the Effective Date, the target bonus amount shall be calculated based on the target bonus amount of 80% and the Annual Base Salary. Any such bonus for 2013, if applicable, shall be paid in accordance with the terms of the 2013 Management Incentive Plan and shall be paid no later than March 15, 2014.

3.3 Special 2013 and 2014 Bonuses. Executive shall be paid a special one-time bonus of $100,000 within 30 days of the execution of this agreement.

4. Other Benefits.

Warren T. Hill Employment Agreement

4.1 Certain Benefits. Executive may continue to participate in employee benefit programs established by Univar for personnel on a basis commensurate with Executive’s position and in accordance with Univar’s benefit plans and arrangements from time to time, including eligibility requirements, but nothing herein shall require the adoption or maintenance of any such plan. Executive shall be entitled to an automobile expense allowance of $1,465 per month, as may be adjusted in accordance with the Company’s automobile allowance policy.

4.2 Vacation and Holidays. Executive shall be entitled to all public holidays observed by Univar. Vacation days shall be in accordance with the applicable provision of Univar’s vacation policy, provided, however, that Executive shall be granted not less than 20 vacation days per year.

4.3 Expenses. Univar shall reimburse Executive in accordance with Univar’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

5. Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Univar or its termination, except as required by law.

5.1 By Univar with Cause or by Executive without Good Reason. lf Univar terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason, Executive shall be paid unpaid wages and unused accrued vacation earned through the termination date.

5.1.1 “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties with respect to Univar or its affiliates (except where due to a physical or mental incapacity) which continues beyond 15 business days after a written demand for substantial performance is delivered to Executive by Univar, (ii) conviction of or plea of nolo contendere to (A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude, (iii) Executive’s willful and gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject pursuant to this Agreement, the Stock Option Agreement and/or (for previously undiscovered acts that occurred prior to the Effective Date) the Prior Agreement. No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Univar. No failure of Executive or Univar to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause. Notwithstanding anything herein to the contrary, no termination shall be treated as for “Cause” (and any such termination shall instead be treated as without “Cause”) unless (i) Executive has been given not less than 15 business days’ written notice by the Board of its intention to terminate Executive’s employment for Cause, such notice to state in detail the

Warren T. Hill Employment Agreement

particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based (the “Board Notice”), (ii) the Board Notice is delivered not later than 60 days after the Board’s learning of such act or acts or failure or failures to act, and (iii) the Board has thereafter provided Executive with a copy of a resolution duly adopted by the Board (after Executive has been given a reasonable opportunity, together with counsel, to be heard before the Board) confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, and no cure was timely effected.

5.1.2 “Good Reason,” as used herein, shall mean (i) a material reduction in Executive’s base salary or a material reduction in annual incentive compensation opportunity, in each case other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within 30 business days after Executive gives Univar notice of such event; or (ii) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law, provided that in order for an event described in this Section 5.1.2 to constitute Good Reason, Executive must provide notice to Univar (in accordance with Section 16 of this Agreement) within 90 business days of the initial existence of such event.

5.2 By Univar other than for Cause, Death or Total Disability, or by Executive for Good Reason. lf Univar terminates Executive’s employment other than for Cause, death, or Total Disability, or if Executive terminates Executive’s employment for Good Reason in the absence of Cause or Total Disability, Univar shall pay to Executive the amounts and benefits set forth below; provided, however, that Executive’s entitlement to the amounts described in Sections 5.2.2 and 5.2.3 is conditioned upon Executive executing and not revoking a release substantially in the form attached as Exhibit A (the “Release”), subject to revision as required by the particular circumstances of the termination, within the applicable 28 or 52 day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, following the conclusion of the Applicable Release Period.

5.2.1 Unpaid wages and unused accrued vacation earned through the termination date;

5.2.2 A severance payment, payable in a lump sum payment not later than 15 days following the expiration of the Applicable Release Period, in an amount equal to the sum of (A) 18 months of the Annual Base Salary plus (B) one and one half (1.5) times the Target Bonus for the year in which Executive’s employment terminates, less applicable withholdings and deductions; and

5.2.3 A prorated bonus for the year of termination, payable in a lump sum at the time such payment would be paid in accordance with Univar’s then current management incentive plan, equal to the product of (A) the bonus that would have been earned had Executive remained employed until the end of the year of termination multiplied by (B) a fraction (i) the numerator of which is the number of days Executive was employed during the year in which Executive’s employment terminates and (ii) the denominator of which is 365 (the “Prorated Bonus”), less applicable withholdings and deductions.

Warren T. Hill Employment Agreement

5.3 Total Disability. If Univar or Executive terminates Executive’s employment due to Executive’s Total Disability, Univar shall pay to Executive unpaid wages and unused accrued vacation earned through the termination date and the Prorated Bonus. “Total Disability” as used herein shall have the same meaning as the term “Total Disability’’ as used in Univar’s long-term disability policy in effect at the time of termination, if one exists. If Univar does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to 90 calendar days in a 12 month period, provided, however, that this period may be extended in the sole discretion of the Chief Executive Officer.

5.4 Death. If Executive’s employment terminates due to death, Univar shall pay to Executive’s estate the unpaid wages and unused accrued vacation earned through the termination date and the Prorated Bonus.

6. Confidential Information.

6.1 Executive recognizes that the success of Univar and its current and future Affiliates (as defined below Section 6.7) depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential, including without limitation information to which Executive has access while employed by Univar, whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar and its Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain, other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Executive may disclose Confidential

Warren T. Hill Employment Agreement

Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified Univar or the applicable Affiliate immediately after receipt of such order or requirement and allowed Univar and/or the Affiliate a meaningful opportunity to apply for protective measures.

6.3 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein, other than those set forth in the Stock Option Agreement.

6.6 Executive’s obligations under this Section 6 are in addition to any obligations that Executive has under the Stock Option Agreement, as well as under state and federal law. Executive agrees that in the course of Executive’s employment with Univar, Executive will not violate in any way the rights that any entity, including any former employer, has with regard to trade secrets or proprietary or confidential information.

6.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar, whether through ownership of voting securities, by contract or otherwise.

6.8 Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of Executive’s employment.

7. Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Executive shall deliver to Univar all such material in Executive’s possession or control upon Univar’s request and in any event upon the termination of Executive’s employment with Univar. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request.

8. Inventions.

8.1 Executive understands and agrees that all Inventions are the exclusive property of Univar. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words

Warren T. Hill Employment Agreement

“intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Univar or Affiliates(whether or not during working hours) or within three (3) months thereafter and related to Univar’s then existing or proposed business. In recognition of Univar’s ownership of all Inventions, Executive shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and (subject to Section 8.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Executive understands that Executive’s obligation to assign inventions shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of Univar was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Univar, or (ii) to Univar’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Univar.

8.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar, its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

8.4 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”). If during Executive’s employment

Warren T. Hill Employment Agreement

with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliate, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know- How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9. Non-Solicitation and Non-Competition.

9.1 During Executive’s employment with Univar, and for a period expiring 18 months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the United States, Western Europe or Canada, directly or indirectly:

9.1.1 solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar or its Affiliates;

9.1.2 solicit from any person or entity that was a customer of Univar or any of its Affiliates during Executive’s employment with Univar any business of a type or nature similar to the business of Univar or any of its Affiliates with such customer;

9.1.3 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

9.1.4 solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates; or

9.1.5 engage in or participate in the chemical distribution or logistics business.

9.2 Nothing in Section 9.1 limits Executive’s ability to hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any of Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4 or 9.1.5 herein.

9.3 Univar and Executive agree that the provisions of this Section 9 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Univar and its Affiliates; that the nature of Executive’s responsibilities with Univar under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to Univar and its Affiliates; that Univar would not employ Executive if Executive did not agree to the provisions of this

Warren T. Hill Employment Agreement

Section 9; that this Section 9 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 9. In the event that a court determines that any provision of this Section 9 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed. Executive further acknowledges and agrees that Section 4 of Exhibit A to the Stock Option Agreement imposes obligations on Executive that are similar to those imposed by this Section 9, but that the obligations imposed by the Stock Option Agreement are supported by separate and independently sufficient consideration, as set forth in that agreement.

10. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 11, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction restraining Executive from violation of the terms of this Agreement upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6, 7, 8 or 9.

11. Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in King County, Washington.

12. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. Disclosure. Executive agrees fully and completely to reveal the terms of Sections 6, 7, 8 and 9 of this Agreement, and Exhibit A of the Stock Option Agreement, to any future employer or business contacts of Executive and authorizes Univar and its Affiliates, at their election, to make such disclosure.

14. Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

15. Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and, notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns.

Warren T. Hill Employment Agreement

16. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by e-mail, by hand, by facsimile or by registered or certified mail, at a valid address of the Executive on file with Univar, or in the case of Univar, at the address of its principal executive offices, attention to the General Counsel or Chief Executive Officer, or such other address as may be provided to each party by the other.

17. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws.

20. Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1 , 2, 3 and 4.

21. Entire Agreement. This instrument contains the entire agreement of Executive and Univar with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Univar; provided, however, that the Stock Option Agreement (including without limitation the covenants set forth in Exhibit A thereto) is not superseded by this Agreement and remains in full force and effect. Wherever possible, this Agreement and the Stock Option Agreement shall be interpreted in a manner that avoids any conflict and allows both agreements to be given full effect and enforcement. If there is any unavoidable conflict between any provision(s) of this Agreement and any provision(s) of the Stock Option Agreement, Executive and Univar agree that the provision(s) providing the greater protection of Univar’s interests shall govern. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Chief Executive Officer of Univar or a person delegated responsibility by the Board.

22. Executive’s Recognition of Agreement. Executive acknowledges that Executive has

Warren T. Hill Employment Agreement

read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates. Executive acknowledges that Executive has been advised by Univar that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

23. Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an excise tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 5.2.2, 5.2.3, 5.3 or 5.4 shall be delayed for a period of six (6) months following Executive’s separation from service if Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six-month period will be paid on the six- month anniversary of Executive’s separation from service.

Warren T. Hill Employment Agreement

IN WITNESS WHEREOF, the parties have duly signed and delivered this Employment Agreement as of the day and year first above written.

UNIVAR INC.

/s/ J. Erik Fyrwald

J. Erik Fyrwald

President and Chief Executive Officer

EXECUTIVE

/s/ Warrant T. Hill
Warren T. Hill

Warren T. Hill Employment Agreement

EXHIBIT A

UNIVAR INC. RELEASE

This Release (“Release”) is entered into by Warren T. Hill (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1. Executive’s last day of employment with the Company was              (“Termination Date”).

2. Executive has been provided all compensation and benefits earned by virtue of Executive’s employment with Employer, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation, and excluding amounts Executive may be eligible to receive pursuant to Section 5.2 of the Employment Agreement between Executive and the Company dated(“Employment Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, including without limitation Section 5.2 of that agreement, Executive hereby releases the Company and its affiliates, including without limitation Univar USA, Inc. (formerly Vopak USA Inc.) and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA’’), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“BRISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include: (i) claims for breach or enforcement of this Release, (ii) claims that arise after the execution of this Agreement, (iii) claims to vested benefits under ERISA, workers’ compensation claims, ); (iv) claims for indemnification as a current or former director or officer of any of the entities that comprise the Company, or (if applicable) inclusion as a beneficiary of any insurance policy related to Executive’s service in such capacity; or (v) any other claims that may not be released under this Release in accordance with applicable law.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Moreover, while nothing in this Agreement restricts Executive from bringing before any fair employment practices agencies matters for which such agencies have jurisdiction, or cooperating in any investigation by any such agency, Executive covenants and promises that he waives, releases, and shall not accept any benefits of any

Warren T. Hill Employment Agreement

administrative or agency action. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to the Company all property of the Company and its affiliates, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company, its affiliates, or their employees, or that Executive generated in the course of employment with the Company or any affiliate.

6. Executive specifically agrees as follows:

a. Executive has carefully read this Release [(if applicable), including its attached Exhibit A setting forth various disclosures regarding the applicable separation program as required by the ADEA,] and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Release;

c. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in t11e absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d. Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f. Executive understands he has a period of at least [twenty-one (21)][forty-five (45)] days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g. If during the [twenty-one (21)][forty-five (45)]day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void and the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h. Executive may accept this Release before the expiration of the [twenty-one (21)][forty-five (45)] days, in which case Executive shall waive the remainder of the [twenty-one (21)-day][forty-five (45)-day] waiting period.

7. Executive hereby acknowledges his obligation to comply with the obligations pursuant

Warren T. Hill Employment Agreement

to the Employment Agreement and the Employee Stock Option Agreement between Univar Inc. and Executive, dated March 28, 2011 (the “Stock Option Agreement”), that survive the termination of his employment, including without limitation those obligations with respect to confidentiality, inventions, non-solicitation and non-competition.

8. Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9.	With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

Warren T. Hill

Dated:

Univar Inc.

<<insert name>>

Dated:

Warren T. Hill Employment Agreement